CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) THE TYPE OF

INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 10.5

ROYALTY AGREEMENT

This Royalty Agreement (this “Agreement”) is made and entered into as of July 15, 2024 (the “Effective Date”) by and between CRYSTALYS THERAPEUTICS, INC., a Delaware corporation having a place of business at 100 Pine St. Ste #1250, San Francisco, CA 94111 (“Crystalys”), and URICA THERAPEUTICS, INC., a Delaware corporation having a place of business at 1111 Kane Concourse Suite 301, Bay Harbor Islands, FL 33154 (“Urica”). Crystalys and Urica are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as a condition of, and in order to induce Urica to enter into, that certain Asset Purchase Agreement, of even date herewith (as amended, restated or modified from time to time, “APA”), pursuant to which, upon Closing (as defined in the APA), Urica shall sell, transfer, convey, assign and deliver to Crystalys, and Crystalys shall purchase and acquire from Urica, the Acquired Assets (as defined in the APA), the Parties have agreed to enter into this Agreement, pursuant to which Crystalys shall convey, and Urica shall receive, as partial consideration for the Acquired Assets, the Royalty Interest Right (as defined below) on the terms and conditions set forth in this Agreement;

WHEREAS, as a condition of, and in order to induce Urica to enter into the APA and this Agreement, the Parties have agreed to enter into that certain Security Agreement, of even date herewith (as amended, restated or modified from time to time, the “Security Agreement”), pursuant to which Crystalys will provide Urica a continuing, perfected lien on, and security interest in, the Collateral (as defined therein); and

WHEREAS, it is the intent of the Parties that the transactions under and as contemplated herein shall constitute a true sale of, inter alia, the Royalty Interest from Crystalys to Urica (as partial consideration to Urica for the sale of the Acquired Assets by Urica to Crystalys).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants, agreements and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS

Capitalized terms used in this Agreement (other than the headings of the Sections or Articles) have the following meanings set forth in this Article 1 (Definitions), or, if not listed in this Article 1 (Definitions), have the meanings ascribed thereto in the APA.

1.1“Acceptable Intercreditor Agreement” means any intercreditor agreement, substantially in the form set forth in Exhibit A.

1.2“Acquired Assets” has the meaning set forth in the APA.

1.3“Affiliate” means with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party.  As used in this Section 1.3, the word “control” (including, with correlative meaning, the terms “controlled by” or “under the common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of at least 50% of the voting stock of such entity, or by contract or otherwise. The Parties acknowledge that in the case of entities organized under the laws of certain countries where the maximum percentage ownership permitted by law for a foreign investor is less than 50%, such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity. Notwithstanding anything to the contrary herein, whether prior to or following the effective date of this Agreement, neither Crystalys nor its Affiliates shall be deemed an Affiliate of Urica under this Agreement, and Urica shall not be deemed an Affiliate of Crystalys or its Affiliates under this Agreement.

1.4“Bankruptcy Laws” means, collectively, bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer or other similar laws affecting the enforcement of creditors’ rights generally.

1.5“Business Day” means any day other than (a) a Saturday or Sunday or (b) a day on which banking institutions located in California are permitted or required by applicable law or regulation to remain closed.

1.6“Change of Control” means, with respect to a Person: (a) a transaction or series of related transactions that results in the sale, lease, transfer, license or sub-license or other disposition of all or substantially all of such Person’s assets or the assets of such Person, taken as a whole (other than any such sale or other disposition to a subsidiary or Affiliate of such Person), on a consolidated basis to a Third Party; or (b) a merger or consolidation in which the equityholders of such Person immediately prior to the consummation of such merger or consolidation do not, immediately after consummation of such merger or consolidation, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of the surviving entity’s (or surviving entity’s parent’s) outstanding equity securities; or (c) a transaction or series of related transactions (which may include: (x) a tender offer for such Person’s equity; or (y) the issuance, sale or exchange of equity securities of such Person other than in one or more bona fide capital raising transactions) if the stockholders of such Person immediately prior to the initial such transaction do not, immediately after consummation of such transaction or any of such related transactions, possess, directly or indirectly through one or more intermediaries, a majority of the voting power of all of such Person’s or its successor’s outstanding equity securities.

1.7“Collateral” has the meaning set forth in the Security Agreement.

1.8“Combination Product” has the meaning set forth in the Fuji License Agreement (as in effect as of the Effective Date). For the avoidance of doubt, all Combination Products are also Purchased Products.

1.9“Commercialization” means any and all activities undertaken at any time for a Licensed Product (as defined in the Fuji License Agreement in effect as of the Effective Date) and that relate to the manufacturing, marketing, promoting, distributing, importing or exporting for sale, offering for sale, and selling of the Licensed Product (as defined in the Fuji License Agreement in effect as of the Effective Date), and interacting with Regulatory Authorities regarding the foregoing.

1.10“Commercially Reasonable Efforts” means, with respect to an obligation regarding development of any Licensed Product (as defined in the Fuji License Agreement in effect as of the Effective Date), such efforts that are consistent with the efforts and resources normally used by a comparable biotechnology or pharmaceutical company in the performance of such an obligation for a similar pharmaceutical or biological product (including the research, Development (as defined in the Fuji License Agreement in effect as of the Effective Date), manufacture, and Commercialization of a pharmaceutical or biological product), as applicable, at a similar stage in its research, development, or commercial life as such Purchased Product, and that has commercial and market potential similar to such Purchased Product, taking into account issues of intellectual property coverage, safety and efficacy, stage of development, costs, product profile, competitiveness of the market place, proprietary position, regulatory exclusivity, anticipated or approved labeling, corporate resources, present and future market and commercial potential, the likelihood of receipt of regulatory approval, profitability (including pricing and reimbursement status achieved or likely to be achieved), the existence and developmental stages of alternative products and programs, and legal issues.

1.11“Compound” means any compound with the name (3,5-Dichloro-4-hydroxyphenyl)(1,1-dioxo-1,2-dihydro-3H-1λ6-1,3-benzothiazol-3-yl) methanone (IUPAC), including any salt, hydrate, racemates, isomers, polymorph, metabolites, or prodrugs thereof.

1.12“Confidential Information” has the meaning set forth in Section 6.1.

1.13“Confidentiality Agreement” has the meaning set forth in Section 6.3.

1.14“DACA” has the meaning set forth in Section 5.2(a).

1.15“Development” or “Develop” means, with respect to Purchased Product, the performance of all non-clinical, preclinical and clinical development (including, without limitation, toxicology, pharmacology, test method development and stability testing, process development, formulation development, quality control development, statistical analysis), clinical trials, manufacturing, regulatory activities that are required to obtain and maintain Regulatory Approval of such Purchased Product.

1.16“Disclosing Party” has the meaning set forth in Section 6.1.

1.17“First Commercial Sale Date” the date on which a Selling Party first ships a Purchased Product for commercial sale anywhere in the Territory pursuant to Regulatory Approval; provided, however, that if the sale has occurred in a country for which pricing or reimbursement approval is necessary for widespread sale, then the First Commercial Sale Date shall not occur until the pricing or reimbursement approval has been obtained. Sales for test marketing, sampling and promotional uses, clinical trial purposes, or compassionate or similar use shall not be considered for the First Commercial Sale Date.

1.18“Fiscal Quarter” shall mean each of the three (3) consecutive calendar month periods ending on March 31, June 30, September 30, and December 31.

1.19“Fiscal Year” each of the calendar year periods used by Crystalys for financial reporting, commencing on January 1 and ending on December 31.

1.20“Fuji” means Fuji Yakuhin Co. Ltd.

1.21“Fuji License Agreement” has the meaning set forth in the APA.

1.22“GAAP” means generally accepted accounting principles in the United States in effect from time to time, consistently applied.

1.23“Governmental Authority” means any multi-national, federal, state, local, municipal, or provincial government; any governmental or quasi-governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal); any tribunal, court of competent jurisdiction, administrative agency or commission or other governmental authority or body exercising or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature (in each case whether federal, state, local, foreign, international or multinational); any Regulatory Authority; or any arbitrator with authority to bind a party at Law.

1.24“Gross Invoice Amount” has the meaning set forth in Section 1.30.

1.25“Indirect Taxes” has the meaning set forth in Section 5.7(c).

1.26“Judgment” means any judgment, order, writ, injunction, citation, award or decree of any nature.

1.27“Laws” means all laws, statutes, rules, regulations, ordinances, codes, consent agreement, requirement, constitution, treaty, writ, injunction, judgment, ruling, decree or order, in each case, having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.28“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest or charge of any kind or nature whatsoever.

1.29“Lien Release Trigger Amount” means five hundred million dollars ($500,000,000).

1.30“Lien Release Trigger Date” means the earliest of (i) the date in which the aggregate Royalty Payments paid by the Selling Parties exceeds the Lien Release Trigger Amount, (ii) the date in which this Agreement terminates pursuant to Section 7.1 or (iii) such other date as Urica agrees in writing.

1.31“Net Sales” means the gross amount invoiced or otherwise charged by Crystalys, its Affiliates and/or their respective licensees and sublicensees (“Selling Party”) to Third Parties for the sale of all Purchased Products in the Territory (“Gross Invoice Amount”), less:

(a)	normal and customary trade, quantity, or cash discounts and credits allowed and taken;
(b)

discounts, refunds, rebates, chargebacks, retroactive price adjustments, and any other allowances given and taken that effectively reduce the net selling price, including, without limitation, Medicaid rebates, institutional rebates, or volume discounts;

(c)	Purchased Product returns and allowances granted to the Third Party;
(d)	administrative fees paid to group purchasing organizations (e.g., Medicare) and government-mandated rebates;
(e)	shipping, handling, freight, postage, insurance, and transportation charges, but all only to the extent that these items are included as a separate line item in the gross amount invoiced;
(f)

any taxes, tariffs or duties imposed on the production, sale, delivery or use of the Purchased Product, including, without limitation, sales, use, excise or value added taxes and customs and duties but excluding income tax, corporate income tax and gross receipts tax (in each case, to the extent such taxes are not paid by a Third Party);

(g)	allowances for distribution expenses; and
(h)	bad debt actually written off during the accounting period, as reported by the Selling Party in accordance with GAAP or IFRS, applied on a consistent basis.

Combination Products will be calculated by multiplying actual Net Sales of such Combination Products by the fraction A/(A+B), where “A” is the Net Sales price of the Purchased Product if sold separately, and “B” is the average Net Sales price, if sold separately, of the product containing the other active pharmaceutical ingredient in the Combination Product, in the most recent calendar quarter in which such products were sold. If the amount of the Compound or the other active pharmaceutical ingredient in the Combination Product is different from that in the products sold separately, A and B shall be adjusted in proportion to the amount of the active pharmaceutical ingredient contained.

In the event that, in any given country, no separate sale of either such abovedesignated Purchased Product (containing only such Purchased Product and no other active pharmaceutical ingredients) or any one or more of the active ingredients included in such Combination Product are made during the accounting period in which the sale was made or if the net selling price for an active pharmaceutical ingredient cannot be determined for an accounting period, Crystalys shall make a good faith determination of the Net Sales price of the Purchased Product.

Notwithstanding the above, any deductions shall be limited to those applied pursuant to Crystalys’s standard operating procedures in accordance with general accepted accounting principles and to the extend such deductions differ from those set forth above, Crystalys shall provide written notice to Urica describing such differences.

The Purchased Product is considered “sold” when billed out or invoiced or, in the event the Purchased Product is not billed out or invoiced, when the consideration for sale of the Purchased Products is received. If a sale, transfer, or other disposition with respect to the Purchased Product involves consideration other than cash or is not at arm’s length, then the Net Sales from the sale, transfer, or other disposition shall be calculated from the average selling price for the Purchased Product during the calendar quarter in the country where the sale, transfer, or disposition took place. Notwithstanding the foregoing, Net Sales shall not include, and shall be deemed to be zero with respect to : (i) Purchased Product used by a Selling Party for their internal use; (ii) the distribution of promotional samples of Purchased Product provided free of charge; (iii) Purchased Product provided for clinical trials or research, development, or evaluation purposes; or (iv) sales of Purchased Product among the Selling Parties for resale.

If either Party reasonably believes that the calculations set forth above regarding Combination Products do not fairly reflect the value of the Compound relative to the other active ingredients in the Combination Products, the Parties shall negotiate, in good faith and within six (6) months of being requested to do so, other means of calculating the Net Sales with respect to the Combination Products.

1.32“Obligors” shall mean, collectively, Crystalys and the other grantors under the Security Agreement and their respective successors and permitted assigns.

1.33“Patents” means any and all patents and patent applications, including any continuation, continuation-in-part, division, provisional or any substitute applications, any patent issued with respect to any of the foregoing patent applications, any certificate, reissue, reexamination, renewal or patent term extension or adjustment (including any supplementary protection certificate) of any such patent or other governmental actions which extend any of the subject matter of a patent, and any substitution patent, confirmation patent or registration patent or patent of addition based on any such patent, and all foreign counterparts of any of the foregoing.

1.34“Permitted Liens” shall mean:

(a)	Liens in favor or Urica (as secured party) created pursuant to the Security Agreement or any other document entered into in connection therewith or herewith;
(b)

Liens securing equipment and software financing and leasing (including capital lease obligations and purchase money indebtedness; provided, that, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto);

(c)	Liens imposed by operation of Law related to carriers’, warehousemen’s, landlords’, and mechanics’ liens, liens relating to leasehold improvements and other similar Liens;
(d)

pledges or deposits made (i) in connection with bids, leases, appeal bonds, workers’ compensation, unemployment insurance or other similar social security legislation or (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees) insurance carriers providing property, casualty or liability insurance;

(e)

Liens for Taxes, assessments and other governmental charges not delinquent or that are being contested in good faith by appropriate proceedings diligently conducted, for which adequate reserves with respect thereto are being maintained in accordance with GAAP;

(f)	any Liens existing as of the date hereof;
(g)

servitudes, easements, rights of way, restrictions and other similar encumbrances on real property imposed by any Law and Liens consisting of zoning or building restrictions, easements, licenses, restrictions on the use of real property or minor imperfections in title thereto;

(h)

(i) Liens that are contractual or common law rights of set-off relating to (A) the establishment of depository relations with banks or (B) pooled deposit or sweep accounts to permit satisfaction of overdraft or similar obligations, (ii) other Liens securing cash management obligations with depositary institutions and (iii) Liens encumbering customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts;

(i)

Liens securing (i) letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created, or related to obligations or liabilities incurred, (ii) workers compensation claims, health, disability or other employee benefits, or performance of commercial contracts, (iii) leases, subleases or liability insurance or self-insurance, workshare arrangements, (iv) other indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, (v) customary performance bonds, bid bonds, appeal bonds, surety bonds, customs bonds, government bonds, performance and completion guarantees and similar obligations (vi) customary indemnification obligations to purchasers in connection with asset sales, (vii) netting services, (viii) overdraft protections, (ix) business credit cards, (x) purchasing cards, (xi) payment processing, (xii) automatic clearinghouse arrangements, (xiii) arrangements in respect of pooled deposit or sweep accounts, (xiv) check endorsement guarantees, and (xv) otherwise in connection with deposit accounts or cash management services;

(j)	any judgement Lien or Liens arising from decrees or attachments;
(k)	Liens arising from precautionary UCC financing statement filings regarding operating leases of personal property and consignment arrangements;
(l)	Liens securing Permitted Senior Debt with a Permitted Senior Lender that has executed and delivered an Acceptable Intercreditor Agreement;
(m)	Permitted Licensing Agreements;
(n)	Liens solely on any cash earnest money deposits or customary cash escrow arrangements in connection with any letter of intent or purchase agreement in respect of an acquisition or other investment;
(o)

Liens arising out of any sale-leaseback transaction, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;

(p)	Liens of sellers of goods arising under Article 2 of the UCC or otherwise, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;
(q)

any Lien arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods; provided, that such Lien attaches only to the goods subject to such sale, title retention, consignment or similar arrangement; and

(r)	Liens in connection with any renewals, extensions and replacements of any of the foregoing.

1.35“Permitted Licensing Agreement” shall mean (a) licenses of off-the-shelf software that is commercially available to the public, (b) intercompany licenses or grants of rights for development, manufacture, commercialization, marketing, promotion, co-promotion, sales or distribution of any Purchased Product, (c) each license agreement existing as of the date hereof and (d) any in-bound or out-bound license granted for the use of Purchased Intellectual Property (as defined in the APA) or any other intellectual property included in the Collateral for the development, manufacture, commercialization, marketing, promotion, co-promotion, sales or distribution of any Purchased Product or otherwise, in each case, on behalf of Crystalys.

1.36“Permitted Senior Debt” means any indebtedness incurred by Crystalys from a Permitted Senior Lender.

1.37“Permitted Senior Lender” means any bona fide lender, which (for the avoidance of doubt) shall be a bank, commercial finance lender or other lending institution regularly engaged in the business of lending money (excluding any Affiliates of the Parties, venture capital, investment banking or other institutions that sometimes engage in lending activities but which are primarily engaged in investments in equity securities or some business other than money lending).

1.38“Person” means any individual, corporation, general or limited partnership, joint venture, limited liability company, estate, trust, association, other business or investment entity or unincorporated organization, or any Governmental Authority.

1.39“Prime Rate” means the prime rate published by The Wall Street Journal, from time to time, as the prime rate.

1.40“Purchased Intellectual Property” has the meaning set forth in the APA.

1.41“Purchased Product” means (a) any pharmaceutical preparation, in any dosage form, formulation, presentation or package configuration containing or comprising, in part or in whole, the Compound, and/or (b) any Licensed Product (as defined in the Fuji License Agreement).

1.42“Receiving Party” has the meaning set forth in Section 6.1.

1.43“Regulatory Approval” means any approval, product and/or establishment licenses, registrations, or authorizations of any federal, state, or local regulatory agency, department, bureau, or other governmental entity, that is necessary for the commercial manufacture, use, storage, import, export, transport, Commercialization, and sale of a Purchased Product in a country in the Territory, including, but not limited to, NDA, MAA, and pricing and national medical insurance program listings and applications, amendments, or supplements underlying any such procedures.

1.44“Regulatory Authority” means any national, federal, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority whose review and/or approval is necessary for the manufacture, packaging, use, storage, import, export, distribution, promotion, marketing, offer for sale and sale of pharmaceutical or biological products in a given country or regulatory jurisdiction.

1.45“Representative” means, with respect to any Person, (a) any direct or indirect member or partner of such Person and (b) any manager, director, trustee, officer, employee, agent, advisor or other representative (including attorneys, accountants, consultants, contractors, actual and potential lenders, investors, co-investors and assignees, bankers and financial advisers) of such Person.

1.46“Royalty Interest” means an undivided percentage ownership interest, in a percentage equal to three percent (3%) of all Net Sales in the Territory during the Royalty Term.

1.47“Royalty Interest Right” means all of Crystalys’s right, title and interest in and to the Royalty Interest and all proceeds thereof.

1.48“Royalty Payment” means, for each Fiscal Quarter, an amount payable to Urica with respect to the Royalty Interest equal to three percent (3%) of all Net Sales in the Territory for such Fiscal Quarter.

1.49“Royalty Term” means, with respect to the commercial sale of a Purchased Product in a country in the Territory, on a Purchased Product-by-Purchased Product and country-by-country basis, the period beginning from the First Commercial Sale Date of such Purchased Product in such country until the latest of: (i) the expiry of the last-to-expire patent right within the Seller Intellectual Property (as defined in the APA) containing a valid claim covering such Purchased Product in such country; (ii) the expiration of regulatory exclusivity rights pertaining to such Purchased Product in such country; and (iii) ten (10) years after the First Commercial Sale Date of such Purchased Product in such country.

1.50“Selling Party” has the meaning set forth in Section 1.30.

1.51“Specified Account” has the meaning set forth in Section 5.2(a).

1.52“Tax Action” means, with respect to a Party, any (a) redomiciliation, reincorporation or other action resulting in a change in tax residence of such Party, its assignee or any Person making a payment on behalf of such Party, or the formation of a branch of any such Party or Person in a jurisdiction other than the United States, but only to the extent that a payment under this Agreement is made by such branch, (b) assignment, delegation or other transfer of this Agreement or all or any portion of such Party’s rights and obligations hereunder (including, for sake of clarification, the assignment or delegation of any payment obligations under this Agreement) to another Person after the date hereof, including pursuant to Section 8.10 or (c) adoption of a tax reporting position that amounts are required to be deducted or withheld with respect to payments made to the other Party under this Agreement (other than (i) as a result of a change in Law after the Effective Date, or (ii) pursuant to a “determination” within the meaning of Section 1313 of the Code (or any equivalent under non-U.S. law).

1.53“Territory” means the United States, the European Union (consisting of the countries in the European Union as of the date of the Second Amendment to the Fuji License Agreement), the United Kingdom, Canada, Algeria, Armenia, Azerbaijan, Bahrain, Djibouti, Egypt, Iraq, Israel, Jordan, Kuwait, Lebanon, Libya, Malta, Morocco, Oman, Qatar, Saudi Arabia, Tunisia, Turkey, United Arab Emirates, West Bank, Yemen and any other jurisdiction contemplated by the Fuji License Agreement.

1.54“Third Party” means any Person other than: (a) Crystalys; (b) Urica; or (c) an Affiliate of the Parties.

2.	TRANSFER OF THE ROYALTY INTEREST; SECURITY INTEREST

2.1Royalty Interest Right. At the Closing (as defined in the APA) and upon the terms and subject to the conditions of this Agreement, as partial consideration for the purchase of the Acquired Assets, Crystalys hereby agrees to transfer, assign and convey to Urica, and Urica agrees to acquire and accept from Crystalys, the Royalty Interest Right, free and clear of all Liens (other than Permitted Liens).

2.2No Assumed Obligations. Notwithstanding any provision in this Agreement to the contrary, Urica is only agreeing, on the terms and conditions set forth in this Agreement, to acquire and accept the Royalty Interest Right and is not assuming any liability or obligation of Crystalys of whatever nature, whether presently in existence or arising or asserted hereafter. Except as specifically set forth herein in respect of the Royalty Interest Right acquired and accepted hereunder, Urica does not, by such acquisition and acceptance, acquire any other rights of Crystalys or any other assets of Crystalys.

2.3True Sale. It is the intention of the Parties hereto that the transfer, assignment and conveyance of the Royalty Interest as contemplated by this Agreement constitute partial consideration to Urica in a sale of the Acquired Assets by Urica to Crystalys and not a financing transaction, borrowing or loan.  Accordingly, each of the Parties shall treat the sale, transfer, assignment and conveyance of the Royalty Interest as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC, and Crystalys hereby authorizes Urica to file financing statements (and continuation statements with respect to such financing statements when applicable) naming Crystalys as the debtor and Urica as the secured party in respect of the Royalty Interest Right.

2.4In connection with the incurrence by Crystalys of any Permitted Senior Debt, upon the written request of the Permitted Senior Lender, Urica shall enter into an Acceptable Intercreditor Agreement with the Permitted Senior Lender.

2.5Upon the consummation of any Permitted Senior Debt, all Liens on the Specified Account shall automatically be released and the DACA shall be terminated.

2.6On the Lien Release Trigger Date, all Liens on the Collateral shall be released in accordance with the Security Agreement.

2.7Upon the Lien Release Trigger Date and the written request of Crystalys, Urica shall, at the expense of the applicable Obligor, execute and deliver to and authorize the filing by any Obligor all documents such Obligor shall reasonably request to evidence such termination and release (including, without limitation, UCC-3 amendment and termination statements, control agreement terminations (including with respect to the DACA) and USPTO releases).

3.	CLOSING

3.1Closing. The closing hereunder will take place remotely and simultaneously with the Closing under the APA and will be effective for tax, accounting and all other purposes at the time specified in the APA on the Closing Date (as defined in the APA).

3.2Bill of Sale. At the Closing, Crystalys shall deliver to Urica a duly executed bill of sale evidencing the transfer, assignment and conveyance of the Royalty Interest Right as partial consideration to Urica in a sale of the Acquired Assets by Urica to Crystalys, in form attached hereto as Exhibit B.

4.	REPRESENTATIONS AND WARRANTIES

4.1By Crystalys. Crystalys hereby represents and warrants to Urica that, as of the date hereof:

(a)

Existence; Good Standing. Crystalys is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Crystalys has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

(b)

Authorization. Crystalys has all necessary corporate power and authority to (i) execute, deliver and perform its respective obligations under this Agreement and the Security Agreement and to consummate the transactions contemplated hereby and thereby, (ii) grant the Liens and other security interests provided for in the Security Agreement, and (iii) take all other actions incidental to this Agreement and the transactions contemplated hereby, and the execution and delivery of this Agreement and the Security Agreement, the grant of the Liens and other security interests pursuant thereto, and the performance of all of its respective obligations hereunder and thereunder have been duly authorized by Crystalys.

(c)

Enforceability. This Agreement has been duly executed and delivered by an authorized person of Crystalys and constitutes the valid and binding obligation of Crystalys, enforceable against Crystalys in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)

No Conflicts. The execution, delivery and performance by Crystalys of this Agreement or the Security Agreement do not and will not (i) contravene or conflict with the organizational documents of Crystalys, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to Crystalys or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to Crystalys (other than any breach, default, violation or conflict that is reasonably likely to prevent Crystalys from performing is obligations under this Agreement or the Security Agreement).

(e)

Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Authority or other Person is required to be done or obtained by Crystalys in connection with (i) the execution and delivery by Crystalys of this Agreement or the Security Agreement, (ii) the performance by Crystalys of its obligations under this Agreement or the Security Agreement, or (iii) the consummation by Crystalys of any of the transactions contemplated by this Agreement or the Security Agreement.

(f)

No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Crystalys, threatened before any Governmental Authority to which Crystalys is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of Crystalys to perform its obligations under this Agreement or the Security Agreement.

(g)

Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Crystalys who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(h)	Tax Status. Crystalys is a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

4.2By Urica. Urica hereby represents and warrants to Crystalys that:

(a)

Existence; Good Standing. Urica is a Delaware corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.  Urica has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as is now being conducted.

(b)

Authorization. Urica has all necessary corporate power and authority to execute, deliver and perform its respective obligations under this Agreement, the Security Agreement and to consummate the transactions contemplated hereto and thereto, and the execution and delivery of this Agreement and the Security Agreement and the performance of all of its respective obligations hereunder and thereunder have been duly authorized by Urica.

(c)

Enforceability. This Agreement has been duly executed and delivered by an authorized person of Urica and constitutes the valid and binding obligation of Urica, enforceable against Urica in accordance with its terms, except as may be limited by applicable Bankruptcy Laws or by general principles of equity (whether considered in a proceeding in equity or at law).

(d)

No Conflicts. The execution, delivery and performance by Urica of this Agreement or the Security Agreement do not and will not (i) contravene or conflict with the organizational documents of Urica, (ii) contravene or conflict with or constitute a default under any material provision of any law binding upon or applicable to Urica or (iii) contravene or conflict with or constitute a default under any material contract or other material agreement or Judgment binding upon or applicable to Urica (other than any breach, default, violation or conflict that is reasonably likely to prevent Urica from performing is obligations under this Agreement or the Security Agreement).

(e)

Consents. No consent, approval, license, order, authorization, registration, declaration or filing with or of any Governmental Authority or other Person is required to be done or obtained by Urica in connection with (i) the execution and delivery by Urica of this Agreement or the Security Agreement, (ii) the performance by Urica of its obligations under this Agreement or the Security Agreement, or (iii) the consummation by Urica of any of the transactions contemplated by this Agreement or the Security Agreement.

(f)

No Litigation. There is no action, suit, investigation or proceeding pending or, to the knowledge of Urica, threatened before any Governmental Authority to which Urica is a party that would, if determined adversely, reasonably be expected to prevent or materially and adversely affect the ability of Urica to perform its obligations under this Agreement.

(g)

Brokers’ Fees. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Urica who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

(h)	Tax Status. Urica is a “United States Person” within the meaning of Section 7701(a)(30) of the Code.

4.3No Implied Representations and Warranties. Urica acknowledges and agrees that, other than the express representations and warranties of Crystalys specifically contained in this Article 4 (Representations and Warranties), Section 4 of the Security Agreement or Section 5.1 of the APA, (a) there are no representations or warranties of Crystalys either expressed or implied, at law or in equity, including with respect to the Royalty Payments, merchantability or fitness for any particular purpose, and that Urica does not rely on, and shall have no remedies in respect of, any representation or warranty not specifically set forth in this Article 4 (Representations and Warranties) Section 4 of the Security Agreement or Section 5.1 of the APA, and all other representations and warranties are hereby expressly disclaimed, and (b) nothing contained herein guarantees the aggregate Royalty Payments due to Urica will achieve any specific amounts. Notwithstanding the foregoing, claims for fraud, gross negligence, or willful misconduct shall not be waived or limited in any way by this Section 4.3 (No Implied Representations and Warranties). Except for the Royalty Interest Right, Urica further acknowledges and agrees that no licenses or assignments under any assets of Crystalys or its Affiliates are granted pursuant to this Agreement, including by implication, estoppel, exhaustion or otherwise.

5.	COVENANTS

5.1Diligence and Other Covenants.

(a)

Crystalys shall use Commercially Reasonable Efforts to develop, obtain Regulatory Approval (as defined in the APA) for, and commercialize a pharmaceutical product in any dosage or form or formulation that contains or comprises the Compound and/or constitutes a Licensed Product (as defined in the Fuji License Agreement in effect as of the Effective Date).

(b)

Crystalys shall use Commercially Reasonable Efforts to (i) maintain the Fuji License Agreement in good standing and (ii) not take any action that could result (i) in the breach of or a default under Fuji License Agreement, or (ii) in the failure of the Fuji License Agreement to be a legal, valid and binding obligation of Crystalys, enforceable against Crystalys in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, moratorium, reorganization or other laws of general application relating to or affecting creditors’ rights generally.  For avoidance of doubt, it would be commercially reasonable for Crystalys to terminate the Fuji License Agreement if it is not developing, manufacturing or commercializing the Purchased Product.

(c)

In the event that Crystalys licenses or sublicenses the Purchase Product, Crystalys shall cause the license with such licensee or sub-licensee to include a net sales or similar concept provision that is calculated substantially in accordance with Net Sales.

5.2Royalty.

(a)

Royalty Payments. From and after the First Commercial Sale Date, within seventy-five (75) days after the end of each Fiscal Quarter during the Royalty Term, on a Purchased Product-by-Purchased Product and country-by-country basis, Crystalys shall pay to Urica, without any setoff or offset (subject, in each case, to Section 5.7 (Certain Tax Matters)), the Royalty Payment due from the Net Sales of all Purchased Products in all countries in the Territory for that Fiscal Quarter. All such amounts will be deposited by Crystalys into a deposit account (the “Specified Account”) that is subject to a “springing control” deposit account control agreement (“DACA”).

(b)

Reports. Within seventy-five (75) days after the end of each Fiscal Quarter during the Term, Crystalys shall provide Urica with a report for the Fiscal Quarter setting forth the Net Sales of the Purchased Product in the applicable Fiscal Quarter on a Purchased Product-by-Purchased Product and country-by-country basis, along with Crystalys’s calculation of the Royalty Payments due to Urica during such Fiscal Quarter (the “Quarterly Report”). Crystalys shall keep accurate records in sufficient detail to enable to determination of any payment payable under this Agreement.  The Quarterly Report shall include, at minimum, the same level of detail and information as provided to Fuji pursuant to the Fuji License Agreement.

(c)

Currency. All Royalty Payments shall be paid in U.S. Dollars via electronic funds transfer or wire transfer of immediately available funds to such bank account as the other party shall designate in writing prior to the date of such payment. For sales outside of the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in U.S. Dollars will be made at the monthly rate of exchange utilized by Crystalys in its worldwide accounting system. If, due to prohibitions imposed by national or international authorities, payments cannot be made as provided in this Section 5.2 (Royalty), the Parties shall consult with each other to determine a prompt and acceptable solution.

(d)

Late Payment. A late fee of one percent (1%) over the Prime Rate (calculated on a per annum basis) will accrue on all unpaid amounts with respect to any Royalty Payment from the date such obligation was due. The imposition and payment of a late fee shall not constitute a waiver of Urica’s rights with respect to such payment default.

(e)

Audit Right.  During the Royalty Term and for a period of three (3) years thereafter, Urica shall have the right, upon prior written notice to Crystalys, not more than once in any Fiscal Year, to audit the books and records of Crystalys through an independent certified public accounting firm of nationally recognized standing selected by Urica and reasonably acceptable to Crystalys.  The independent certified public accountant shall execute a confidentiality agreement, in a form reasonably acceptable to Crystalys, with respect to all information provided by Crystalys.  Crystalys shall grant the independent ceritifed public accountant access during normal business hours to the books and records of Crystalys concerning the Purchased Products as may be reasonably necessary for the sole purpose of verifying the accuracy of the reports required to be furnished by Crystalys pursuant to Sections 5.2(b); provided, however, that verification shall not include records for more than the preceding three (3) years.  The records and results of the auditors shall be deemed Confidential Information of Crystalys and Urica.  A copy of the independent certified public accountant’s report shall be delivered to Crystalys simultaneously with its delivery to Urica.  If the independent certified public accountant’s report correctly shows any underpayment of royalties by

Crystalys, Crystalys shall remit to Urica within thirty (30) days after Crystalys’ receipt of such report: (i) the amount of the underpayment; (ii) interest on the underpayment that shall be calculated pursuant to Section 5.2(d); and (iii) the reasonable fees and expenses of the independent certified public accountant performing the audit if and only if the underpayment exceeds the greater of five percent (5%) or Fifty Thousand U.S. dollars ($50,000) of the total Royalty Payment owed for the Fiscal Year then being reviewed.  Otherwise, Urica’s accountant fees and expenses will be borne by Urica. If the independent certified public accountant’s report correctly shows any overpayment of royalties by Crystalys, Urica shall remit to Crystalys within thirty (30) days after Urica’ receipt of such report  the amount of the overpayment. In the event that an independent certified public accountant appointed by Fuji delivers a report to Crystalys showing any underpayment of royalties by Crystalys to Fuji pursuant to Section 9-4 of the Fuji License Agreement, Crystalys shall promptly, but within five (5) Business Days of receiving a copy of such report, provide written notice to Urica that Crystalys is in receipt of such report, and following receipt of such notice, Urica may invoke its audit rights pursuant to this Section 5.2(e). Notwithstanding anything in this Agreement to the contrary, Crystalys shall keep, or cause to be kept, records of the sales of the Purchased Products under this Agreement for a period of three (3) years after the expiration of each Fiscal Year.  Upon reasonable request by Urica, Crystalys shall supply Urica with those records, which may be submitted to an applicable tax authority, and Crystalys shall give Urica commercially reasonable assistance in relation thereto.

5.3Change of Control and Divestitures.  In the event of (a) a Change of Control of Crystalys, or (b) a sale, assignment, exclusively license, transfer, lease, conveyance or other disposition by Crystalys to another Person of all or any part of the Collateral (including, without limitation, the Acquired Assets (as defined in the APA) that are primarily related to the Compound or the Purchased Product) (such Collateral or portion thereof, the “Transferred Assets”, such Change of Control or other transaction, a “Divestiture” and the party receiving such Transferred Assets or the acquiror(s) in such Change of Control, the “Transferee”), Crystalys shall (i) provide Urica at least thirty (30) days prior written notice of each and every proposed Divestiture, (ii) prior to or contemporaneously with the consummation of each and every Divestiture, cause each applicable Transferee to acknowledge and expressly agree in writing with, inter alios, Urica (in forms substantially similar to this Agreement, the Intercreditor Agreement and the Security Agreement) to assume the same obligations that Crystalys, its Affiliates and its permitted successors and assigns have under this Agreement, the Intercreditor Agreement and the Security Agreement, including (without limitation) those obligations with respect to the payment of the Royalty Payments pursuant to Section 5.2, and such obligations under this Agreement, the Intercreditor Agreement and the Security Agreement shall apply, mutatis mutandis, to such Transferee, and (iii) prior to or contemporaneously with the consummation of each and every Divestiture, cause all secured creditors of each applicable Transferee that would have a Lien on any of the Transferred Assets to expressly agree in writing with, inter alios, Urica (in form substantially similar to the Intercreditor Agreement) to assume the same obligations of a Permitted Senior Lender under the Intercreditor Agreement, which obligations shall apply, mutatis mutandis, to such secured creditor(s).  For the avoidance of doubt, after any such Divestiture conducted in compliance with the foregoing in this Section 5.3, Crystalys shall no longer be liable to Urica for the Royalty Payments and its other obligations under this Agreement, the Intercreditor Agreement and the Security Agreement.

5.4Disclosures. Neither Party shall, and each Party hereto shall cause its respective Representatives, Affiliates and Affiliates’ Representatives not to, issue a press release or other public announcement or otherwise make any public disclosure with respect to this Agreement, or the subject matter hereof, without the prior written consent of the other Party hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable Law, the UCC or stock exchange rule (in which case the party hereto required to make the press release or other public announcement or disclosure shall allow the other party hereto reasonable time to comment on, and, if applicable, reasonably request the disclosing party to seek to the extent available confidential treatment in respect of portions of, such press release or other public announcement or disclosure in advance of such issuance).

5.5Efforts to Consummate Transactions. Subject to the terms and conditions of this Agreement, each of Crystalys and Urica shall use its commercially reasonable efforts prior to the Closing to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary under applicable Law to consummate the transactions contemplated by this Agreement and the Security Agreement. Each of Urica and Crystalys agrees to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to consummate or implement expeditiously the transactions contemplated by this Agreement and the Security Agreement.

5.6Further Assurances. Following the Closing, Crystalys and Urica agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary in order to give effect to the transactions contemplated by this Agreement and the Security Agreement.

5.7Certain Tax Matters.

(a)

The Parties agree that for tax purposes, the Royalty Payments from Crystalys to Urica pursuant to Section 5.2 (Royalty) shall be treated under current law as deferred contingent consideration for the sale of the Acquired Assets by Urica to Crystalys eligible for installment sale treatment under Section 453 of the Code and any corresponding provision of foreign, state or local law, as appropriate. Each Party agrees not to take any position that is inconsistent with the provisions of this Section 5.7(a) on any tax return or in any audit or other tax-related administrative or judicial proceeding unless the other Party has consented in writing (such consent not to be unreasonably withheld, conditioned or delayed) to such actions or as otherwise required by a change in Law after the Effective Date or a “determination” within the meaning of Section 1313(a) of the Code. If there is an inquiry by any Governmental Authority of a Party related to the treatment described in this Section 5.7(a), the Parties hereto shall reasonably cooperate with each other in responding to such inquiry in a reasonable manner which is consistent with this Section 5.7(a).

(b)

Crystalys shall be entitled to deduct or withhold from any payment to Urica or any Affiliate of Urica pursuant to this Agreement such amounts as Crystalys is required to deduct or withhold therefrom under the Code, or any applicable Law, with respect to the making of such payment; provided, that Crystalys shall notify Urica at least five (5) Business Days prior to deducting and withholding from any amounts otherwise payable pursuant to this Agreement, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and shall use commercially reasonable efforts to cooperate with Urica to reduce or eliminate any such deduction or withholding. To the extent that such amounts are so deducted or withheld and, if applicable, paid to the appropriate Governmental Authority, and subject to Section 5.7(d), such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made.

(c)

Subject to Section 5.7(d), each Party shall be responsible for all taxes imposed on such Party relating to the transactions and any amounts paid to such Party in connection with this Agreement. The Parties agree that all amounts payable under Section 5.2 (Royalty) are exclusive of all applicable federal, national, state and local sales and use taxes, value added taxes, goods and services taxes, excise taxes or similar taxes imposed with respect to such payments (such taxes, “Indirect Taxes”), which shall be the responsibility of Crystalys. For the avoidance of doubt, such Indirect Taxes shall not include any income taxes. The Parties shall reasonably cooperate in accordance with applicable Law to minimize any Indirect Taxes incurred in connection with the transactions contemplated by this Agreement.

(d)

Notwithstanding anything to the contrary in this Agreement, in the event any Party, Transferee or licensee or sub-licensee of such Party takes any Tax Action without the other Party’s prior written consent and, as a result thereof, the amount of taxes required to be deducted or withheld in respect of a payment to the other Party (the “Non-Acting Party” and such taxes, “Withholding Taxes”) is greater than the amount of Withholding Taxes that would have been required to be withheld absent such Tax Action, then the amount payable to the Non-Acting Party shall be adjusted to take into account such additional Withholding Taxes as necessary so that, after making all required withholdings, the Non-Acting Party receives an amount equal to the sum it would have received had no such Tax Action been taken. The obligation to adjust payments pursuant to the preceding sentence shall not apply, however, to the extent such increased Withholding Tax would not have been imposed but for a Tax Action taken by the Non-Acting Party pursuant to the preceding sentence.

6.	CONFIDENTIALITY

6.1Confidentiality. Except as provided in this Article 6 (Confidentiality) or otherwise agreed in writing by the Parties, the Parties hereto agree that, during the term of this Agreement and for five (5) years thereafter, each Party (the “Receiving Party”) shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any information furnished to it by or on behalf of the other party (the “Disclosing Party”) pursuant to this Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a)	was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;
(b)	was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;
(c)

became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement or any other agreement;

(d)	is independently developed by the Receiving Party or any of its Affiliates, as evidenced by written records, without the use of or reference of the Confidential Information; or
(e)	is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party without obligations of confidentiality with respect thereto.

6.2Authorized Disclosure. Either Party may disclose Confidential Information to the extent such disclosure is reasonably necessary in the following situations: (a) prosecuting or defending litigation; (b) complying with applicable laws and regulations, including regulations promulgated by securities exchanges or pursuant to the UCC; (c) complying with a valid order of a court of competent jurisdiction or other Governmental Authority; (d) for regulatory, tax or customs purposes; (e) for audit purposes, provided that each recipient of Confidential Information must be bound by customary and reasonable obligations of confidentiality and non-use prior to any such disclosure; (f) disclosure to its Affiliates and Representatives on a need-to-know basis, provided that each such recipient of Confidential Information must be bound by contractual or professional obligations of confidentiality and non-use at least as stringent as those imposed upon the parties hereunder prior to any such disclosure; (g) upon the prior written consent of the Disclosing Party; (h) disclosure to its potential investors, and other sources of funding, including equity or debt financing, or potential partners, collaborators or acquirers, and their respective accountants, financial advisors and other professional representatives, provided, that such disclosure shall be made only to the extent customarily required to consummate such investment, financing transaction partnership, collaboration or acquisition and that each recipient of Confidential Information must be bound by customary obligations of confidentiality and non-use prior to any such disclosure; or (i) as is necessary in connection with a permitted assignment pursuant to Section 8.10 (Assignment). Notwithstanding the foregoing, in the event the Receiving Party is required to make a disclosure of the Disclosing Party’s Confidential Information pursuant to Section 6.2(a)-(d), it will, except where impracticable, give reasonable advance notice to the Disclosing Party of such disclosure and use reasonable efforts to secure confidential treatment of such information. In any event, Urica shall not file any patent application, or assist or permit any Person to file any patent application, based upon or using the Confidential Information of Crystalys provided hereunder.  Each Party will be permitted to retain (but not use) one file copy of all confidential information on a confidential basis to evidence the scope of and to enforce the Party’s obligation of confidentiality and all back up electronic media maintained in the ordinary course of business for archival purposes; provided, however, that, notwithstanding anything to the contrary herein, the confidentiality obligations herein continue for as long as a Party retains any such confidential information.

6.3Confidential Information Exchanged Prior to the Effective Date. All confidential information exchanged between the Parties and their respective Affiliates prior to the effective date of this Agreement (including all confidential information exchanged under the Confidentiality Agreement between Urica and [***], dated April 11, 2023 (“Confidentiality Agreement”)), will be deemed Confidential Information of the disclosing party as if disclosed hereunder and will be subject to the terms of this Agreement.

7.	TERMINATION; SURVIVAL

7.1Term. The term of this Agreement will commence on the date hereof, and continue until the earlier to occur of (i) the mutual written agreement of the Parties to terminate this Agreement or (ii) the last to expire Royalty Term for a Purchased Product sold anywhere in the Territory.

7.2Survival. Notwithstanding anything to the contrary in this Article 7 (Termination; Survival), the following provisions shall survive expiration or termination of this Agreement: Article 1 (Definitions), Article 6 (Confidentiality), this Section 7.2 (Survival), and Article 8 (Miscellaneous). Expiration or termination of the Agreement shall not relieve any Party of liability in respect of obligations that accrued under this Agreement, including in respect of any breaches of this Agreement by any Party, on or prior to the effective date of such termination.

8.	MISCELLANEOUS

8.1Entire Agreement; Amendments. This Agreement, the Security Agreement, the Intercreditor Agreement, together with the other Transaction Documents (as defined in the APA), sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements and understandings between the Parties with respect to the subject matter hereof and thereof, including the Confidentiality Agreement (which will automatically terminate and be of no further force and effect as of the Closing). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement, the Security Agreement, the Intercreditor Agreement and the other Transaction Documents. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

8.2Notices. Any notice, demand or communication required, permitted or desired to be given hereunder shall be deemed effectively given when personally delivered with signed receipt, when delivered by electronic mail with electronic confirmation of delivery (unless not delivered on a Business Day or delivered after 5:00 p.m. Pacific Time on a Business Day, in which case such delivery shall be deemed effective on the next succeeding Business Day), when delivered by overnight courier with signed receipt, and delivery shall be deemed effective on the next succeeding Business Day, addressed to the addresses below or to such other address as any Party may designate, with copies thereof to the respective counsel thereof as notified by such Party.

If to Crystalys:

Crystalys Therapeutics, Inc.

100 Pine St. Ste #1250

San Francisco, CA  94111

Email: [***]

Attention: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

12670 High Bluff Drive

San Diego, CA 92130

Email: cheston.larson@lw.com; dan.vanfleet@lw.com; jekkie.kim@lw.com

Attention: Cheston J. Larson; Dan van Fleet; Jekkie J. Kim

If to Urica:

Urica Therapeutics, Inc.

1111 Kane Concourse, Suite 301
Bay Harbor Islands, FL 33154

Email: legal@fortressbiotech.com

Attention: Legal Department

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

Harbor East
650 S. Exeter Street, Suite 1100

Baltimore, Maryland 21202-4576

Email: howard.schwartz@us.dlapiper.com

Attention: Howard S. Schwartz, esq.

8.3Severability. If any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

8.4No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, excepting only as to an express written and signed waiver as to a particular matter for a particular period of time.

8.5Governing Law. Resolution of all disputes, controversies or claims arising out of, relating to or in connection with this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the state of New York, without regard to conflicts of law rules.

8.6Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY: (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.6 (Waiver of Jury Trial).

8.7Enforcement. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the state and federal courts located in New York County, New York this being in addition to any other remedy to which such Party is entitled at law or in equity. Each Party hereby further waives (a) any defense in any Proceeding (as defined in the APA) for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security or bond as a prerequisite to obtaining equitable relief.

8.8Cumulative Remedies. The rights and remedies provided in this Agreement are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth in this Agreement.

8.9No Benefit to Third Parties. The provisions of this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Party, and no Third Party may seek to enforce, or benefit from, these provisions. The Parties specifically disavow any desire or intention to create any third-party beneficiary hereunder, and specifically declare that no Person, except for the Parties and their successors, shall have any right hereunder nor any right of enforcement hereof.

8.10Assignment. Crystalys may not assign this Agreement, in whole or in part, or any of its rights or obligations hereunder without Urica’s prior written consent, provided, however, that Crystalys may assign this Agreement in whole in connection with a Divestiture subject to Section 5.3. Urica may assign this Agreement, in whole or in part, without the prior written consent of Crystalys, including, without limitation in a Change of Control of Urica. This Agreement shall be binding upon, inure to the benefit of and be enforceable by, the Parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 8.10 (Assignment) shall be null and void.

8.11Construction of this Agreement. When used in this Agreement, the term “including”, “include” or “includes” means including, without limiting the generality of any description preceding the term. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). “$” refers to United States Dollars. References to either Party include the successors and permitted assigns of that Party. The headings and table of contents of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. Any reference to a Law includes (a) any regulation or rule promulgated under such Law and (b) any binding interpretation of such Law. Any reference to a Law with respect to a given point in time includes any amendment, modification, or replacement of such Law in effect at such time. The Parties have each consulted counsel of their choice regarding this Agreement and have jointly prepared this Agreement, and, accordingly, no provisions of this Agreement shall be construed against either Party on the basis that the Party drafted this Agreement or any provision thereof. If the terms of this Agreement conflict with the terms of any Exhibit, Schedule, or other Transaction Document, then the terms of this Agreement shall govern solely as to the extent of such conflict unless otherwise expressly stated otherwise. “Exhibit” refers to an exhibit to this Agreement (which, in each case, is incorporated herein by reference), unless otherwise stated in this Agreement. “Schedule” refers to a schedule to this Agreement and incorporates any attachments thereto (which, in each case, are incorporated herein by reference), unless otherwise stated in this Agreement. This Agreement has been prepared in the English language and English shall control its interpretation. Reference to any contract (including this Agreement), document, or instrument shall mean such contract, document, or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms of this Agreement. Reference to any statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Reference to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date for calculating such period shall be excluded. If the last day such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. References to articles, sections, clauses, exhibits or schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto,” “herein,” and words of similar import shall refer to this Agreement as a whole (including the Exhibits and Schedules hereto) and not to any particular article, section, paragraph, or clause of, or exhibit or schedule to, this Agreement unless otherwise indicated. All terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant to this Agreement, unless otherwise defined in such certificate or other document.

8.12Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture or legal entity of any type between the Parties, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind or commit the other.

8.13Expenses. Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, due diligence, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect.

8.14Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document. Any signature page delivered via any means of electronic communication shall be binding to the same extent as an original signature page.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement by their proper officers as of the Effective Date.

URICA THERAPEURTICS, INC.

By:	/s/ Jay Kranzler
	Name:	Jay Kranzler
	Title:	Chief Executive Officer

CRYSTALYS THERAPEUTICS, INC.

By:	/s/ Brian Taylor Slingsby
	Name:	Brian Taylor Slingsby, MD, PhD, MPH
	Title:	Chief Executive Officer

1

Exhibit A

Form of Acceptable Intercreditor Agreement

2

Exhibit B

Form of Bill of Sale

1